Exhibit 99.1

BUSINESS DEVELOPMENT UPDATE	May 12, 2009

Since the release of our previous update on January 21, 2009 the following business items have developed:

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MATECH signed and completed three inspections with the New South Wales Road and Traffic Authority (RTA) to inspect three highway bridges in Australia. The final report is awaiting comment and will be submitted within the month.

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MATECH’s personnel trained RTA staff on how to perform their own EFS inspections.  It is anticipated that the RTA will be purchasing their own equipment for inspecting their steel bridges across New South Wales.

▪	MATECH has now trained personnel from an east coast inspection firm to perform inspections on the Eastern Seaboard. This firm will be purchasing equipment in the near future.
▪	MATECH has administratively signed a large contract with HNTB to inspect structures for PennDOT for this coming inspection season.
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MATECH officials have had additional meetings with high-ranking officials at a large aerospace company to discuss use of our technologies on airframes and shipping vessels, as well as aligning the two companies within the bridge industry.  These meetings led to joint presentations for NYC officials from 4 different agencies given on April 7, 2009.  Follow-up will be performed with NYCDOT and the Buildings Department.

▪	MATECH officials will be meeting with high-ranking politicians throughout the month of April, discussing the cost benefit of EFS use on infrastructure across the country.
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MATECH has completed two additional equipment orders for the Federal Highway Administration for their work on the Steel Bridge Testing Program and has provided assistance in analyzing the data from their laboratory testing.

▪	MATECH completed their initial contract Union Pacific Railroad.
▪	MATECH continues to be in contact with officials at TXDOT, Caltrans, ALDOT, LADOT, NJDOT, NYSDOT, as well as others about future inspection work.
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Officials from other Australian agencies witnessed the inspections performed in New South Wales.  MATECH officials are in talks with these Australian officials to provide inspections services for their agencies.

▪	MATECH officials met with their lobbyists and have devised a plan for 2009 with the new administration and the new Congress.
▪	MATECH continues to be in talks with other sensor manufacturers to discuss sensor fusion opportunities in the infrastructure and other markets.
▪	MATECH officials, in conjunction with IRG of New York City, distributed a news-wise media piece and articles following the release of the ASCE report card in January.
▪	MATECH officials presented at and attended the following conferences in the months of January, February, and March:
o	Transportation Research Board, Washington DC
o	ASNT Spring Research Symposium, St. Louis, MO
o	ASNT Section Meeting, Santa Fe Springs, CA

Best regards,

/s/ Robert M. Bernstein

Robert M. Bernstein
CEO

This letter includes “forward-looking statements” from the company that may or may not materialize. Although management believes the assumptions on which the forward-looking statements are based are reasonable, forward-looking statements are inherently subject to risks and uncertainties and no representation is made or should be inferred with respect to the accuracy or completeness of them or the likelihood that they can or will be achieved. In evaluating the forward-looking statements, recipients should consider various factors, including our ability to change the direction of the company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Recipients are cautioned not to place undue reliance upon the accuracy or adequacy of the forward looking statements.